Filed pursuant to Rule 433
Registration No. 333-166911
September 14, 2010
Final Term Sheet
EUR 5,000,000,000 2.25% Global Bonds due 2017

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 5,000,000,000

Denomination:	EUR 1,000

Maturity:	September 21, 2017

Redemption Amount:	100%

Interest Rate:	2.25% per annum, payable annually in arrears

Date of Pricing:	September 14, 2010

Closing Date:	September 21, 2010

Interest Payment Dates:	September 21 in each year

Currency of Payments:	EUR to CBF USD to DTC bondholder unless the bondholder elects EUR

Price to Public/Issue Price:	99.814%

Underwriting Commissions:	0.15%

Proceeds to Issuer:	99.664%

Format:	SEC registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1DAMM0

Ratings of Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

Lead Managers:	BNP PARIBAS Credit Suisse HSBC

Senior Co-Lead Managers:	Commerzbank DekaBank DZ BANK AG Landesbank Baden-Württemberg UniCredit Bank

Co-Lead Managers:	Banca Akros SpA — Gruppo Bipiemme Banca Popolare di Milano
Barclays Capital
Citi
Crédit Agricole CIB
Goldman Sachs International
J.P. Morgan
Morgan Stanley
Société Générale Corporate & Investment Banking

Stabilization Manager:	Credit Suisse Securities (Europe) Limited
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312510127716/d424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312510127661/d424b3.htm. Alternatively, Credit Suisse will arrange to send you the prospectus, which you may request by calling toll-free +1-800-221-1037.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.